As filed with the Securities and Exchange Commission on May 27, 2011	Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
EXPRESS SCRIPTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	43-1420563
(State or other jurisdiction	(I.R.S. employer identification no.)
of incorporation or organization)

One Express Way, St. Louis, MO	63121
(Address of principal executive offices)	(Zip Code)
EXPRESS SCRIPTS, INC.
2011 LONG-TERM INCENTIVE PLAN
(Full title of the Plan)

Keith J. Ebling, Esq.
Executive Vice President, General Counsel and Corporate Secretary
Express Scripts, Inc.
One Express Way
St. Louis, Missouri 63121
(Name and address of agent for service)
(314) 996-0900
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed maximum	maximum
Title of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered	per share (1)	price (1)	registration fee
Common Stock, par value $0.01 per share	30,000,000 shares (2)	$60.12	$1,803,600,000	$209,397.96

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933 and based upon the average of the high and low reported market prices of the Registrant’s Common Stock on May 20, 2011.

(2)	This Registration Statement also covers such additional shares of Common Stock as may be issuable pursuant to anti-dilution provisions of the Express Scripts, Inc. 2011 Long-Term Incentive Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The Company hereby incorporates by reference into this Registration Statement the following documents of the registrant under File No. 0-20199 (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Securities and Exchange Commission which are deemed not to be incorporated by reference into this Registration Statement):
     (a) Annual Report on Form 10-K for the year ended December 31, 2010.
     (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.
     (c) Current Reports on Form 8-K filed February 22, 2011, March 8, 2011 (Film No. 11672056), March 8 (Film No. 11672212), April 25, 2011 (Film No. 11777581), May 2, 2011, May 10, 2011, and May 27, 2011; and
     (d) The description of the Common Stock (previously known as the Class A Common Stock) as contained in Item 1 of the Company’s Registration Statement on Form 8-A filed May 12, 1992, as updated by the Company’s Prospectus dated November 1, 2000 (filed November 2, 2000) under the caption “Description of Capital Stock”, the Company’s Proxy Statement dated April 9, 2001 under the caption “IV. Proposed Amended and Restated Certificate of Incorporation”, the Company’s Proxy Statement dated April 16, 2004 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of the Company’s Common Stock”, the Company’s Proxy Statement dated April 18, 2006 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the number of Authorized Shares of the Company’s Common Stock from 275,000,000 to 650,000,000”, and the Company’s Proxy Statement dated April 14, 2008 under the caption “II. Proposal to Approve and Ratify an Amendment to the Express Scripts, Inc. Amended and Restated Certificate of Incorporation to Increase the Number of Authorized Shares of the Company’s Common Stock from 650,000,000 Shares to 1,000,000,000 Shares”, including any amendment or report filed for the purpose of updating such description.
     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement (except for the portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof or otherwise not filed with the Securities and Exchange Commission which are deemed not to be incorporated by reference into this Registration Statement), but prior to the filing of a post effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement.
Item 5. Interests of Named Experts and Counsel.
     The validity of the shares of the Company’s Common Stock offered hereby have been passed upon by Keith J. Ebling, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company, whose opinion is contained in Exhibit 5.1. Mr. Ebling is paid a salary and bonus by the Company, participates in certain employee benefit plans of the Company and beneficially owns shares of Common Stock, restricted shares of Common Stock, options to purchase shares of Common Stock, performance shares, and stock appreciation rights.

Item 6. Indemnification of Directors and Officers.
     The Company is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:
•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.
     Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities whether or not indemnification would be permitted by statute.
     The Company’s Amended and Restated Certificate of Incorporation (as amended) provides that to the fullest extent permitted by the laws of the State of Delaware, as the same may be amended, a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of any fiduciary duty as a director.
     The Company’s Amended and Restated Certificate of Incorporation (as amended) and Third Amended and Restated Bylaws (as amended) provide for indemnification of its directors and officers to the fullest extent currently permitted by the DGCL. On December 12, 2006, the registrant’s board of directors approved the entry into indemnification agreements by and between the Company and its directors and certain of its officers. Such indemnification agreements were effective as of December 22, 2006 and contractually provide for indemnification for such persons to the fullest extent currently permitted under the DGCL. In addition, the Company maintains liability insurance for its directors and officers.
Item 7. Exemption From Registration Claimed.
Not applicable.
Item 8. Exhibits.
     Reference is made to the Exhibit Index.
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes;
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) under the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on May 27, 2011.

EXPRESS SCRIPTS, INC.
By:	/s/ George Paz
George Paz, President,
Chief Executive Officer and Chairman

POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints George Paz, Jeffrey Hall and Keith J. Ebling and each of them (with full power to each of them to act alone), his or her true and lawful attorneys in fact and agents, with full power of substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments and documents in connection therewith) to this Registration Statement, and to file the same, with exhibits and any and all other documents filed with respect thereto, with the Securities and Exchange Commission (or any other governmental or regulatory authority), granting unto said attorneys, and each of them, full power and authority to do and to perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ George Paz	President, Chief Executive Officer and Chairman	May 27, 2011
George Paz

/s/ Jeffrey Hall	Executive Vice President and Chief Financial Officer	May 27, 2011
Jeffrey Hall	(Principal Financial Officer)

/s/ Kelley Elliott	Vice President, Controller,	May 27, 2011
Kelley Elliott	Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ Gary G. Benanav	Director	May 27, 2011
Gary G. Benanav

/s/ Maura C. Breen	Director	May 27, 2011
Maura C. Breen

Name	Title	Date

/s/ Nicholas J. LaHowchic	Director	May 27, 2011
Nicholas J. LaHowchic

/s/ Thomas P. Mac Mahon	Director	May 27, 2011
Thomas P. Mac Mahon

/s/ Frank Mergenthaler	Director	May 27, 2011
Frank Mergenthaler

/s/ Woodrow A. Myers, Jr.	Director	May 27, 2011
Woodrow A. Myers, Jr.

/s/ John O. Parker, Jr.	Director	May 27, 2011
John O. Parker, Jr.

/s/ Samuel K. Skinner	Director	May 27, 2011
Samuel K. Skinner

/s/ Seymour Sternberg	Director	May 27, 2011
Seymour Sternberg

INDEX TO EXHIBITS
(Express Scripts, Inc. – Commission File Number 0-20199)

Exhibit
Number	Exhibit
4.1	Amended and Restated Certificate of Incorporation of the Company, as amended, incorporated by reference to Exhibit No. 3.1 to the Company’s Annual Report on Form 10-K for the year ending December 31, 2009.

4.2	Third Amended and Restated Bylaws, as amended, incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 10, 2011.

4.3	Express Scripts, Inc. 2011 Long-Term Incentive Plan, incorporated by reference to Appendix B to the Company’s proxy statement for its 2011 annual meeting of stockholders, filed on Schedule 14A on March 21, 2011.

5.1	Opinion of Keith J. Ebling, Esq., Executive Vice President, General Counsel and Corporate Secretary

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Keith J. Ebling, Esq. (included in Exhibit 5.1)

24.1	Power of Attorney (included in Signature Page)